EXHIBIT 99.1

NOTICE TO LIMITED PARTNERS DATED MARCH 30, 2006

March 30, 2006

Dear NTS Realty Holdings Limited Partnership Investor:

          On March 17, 2006, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MPF-NY 2005, LLC, Sutter Opportunity Fund 3, LLC, MPF Blue Ridge Fund I, LLC, MPF Income Fund 23, LLC, MacKenzie Patterson Special Fund 5, LLC, MPF DeWaay Fund 3, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Patterson Special Fund 6, LLC, MacKenzie Patterson Special Fund 6-A, LLC, MPF DeWaay Premier Fund 3, LLC, MPF DeWaay Fund Premier, LLC, MacKenzie Patterson Special Fund 7, LLC, MPF Special Fund 8, LLC and MacKenzie Patterson Fuller, LP, and/or their assigns (collectively, “MacKenzie Patterson”), to purchase your limited partnership units (the “Units”) in NTS Realty Holdings Limited Partnership (“NTS Realty”) for cash in the amount of $7.00 per Unit. If you decide to sell your Units, MacKenzie Patterson has stated in its offer letter that it will reduce the price it pays you by the amount of any distribution made to you by NTS Realty after January 31, 2006.

          This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As the Managing General Partner of NTS Realty, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. For the reasons set forth below, we recommend that you reject the offer.

          On March 20, 2006, NTS Realty announced that its Managing General Partner’s board of directors approved a quarterly distribution of $0.10 per Unit to limited partners of record on March 31, 2006. The distribution will be paid on April 14, 2006. If you accept MacKenzie Patterson’s offer, MacKenzie Patterson will reduce the amount it pays for your Units by the amount of NTS Realty’s distribution that is payable to you.

          Again, MacKenzie Patterson is offering you $7.00 for each of your Units, less the amount of the first quarter distribution that we announced earlier this month. Our Units are traded on the American Stock Exchange under the trading symbol “NLP.” When the market closed on March 28, 2006, our Units were trading at $7.80 per Unit. Since March 1, 2006, the average per Unit trading price (based on the closing price of our Units each day) has been approximately $8.15. After reducing its purchase price by the amount of our first quarter distribution, MacKenzie Patterson will pay you less than $7.00 for each of your Units. Despite the current trading price of the Units, however, there can be no assurance that the Units will continue to trade on the American Stock Exchange for an amount in excess of the price MacKenzie Patterson has offered you through its mini-tender offer.

          In addition, MacKenzie Patterson states in its offer letter that, if you choose to sell your Units to MacKenzie Patterson, it will pay you after the offer expires (April 14, 2006, unless extended by MacKenzie Patterson) and either we or our transfer agent confirm that your Units have been transferred to MacKenzie Patterson. The offer letter indicates that this process can take up to six to eight weeks. In comparison, the American Stock Exchange offers you the opportunity to sell your Units at any time and receive the proceeds from the sale much more quickly.

          MacKenzie Patterson also states in its list of frequently asked questions and in the “Assignment Form” included with its mini-tender offer that, for a fee of $10, MacKenzie Patterson will obtain a Medallion Signature Guarantee for you. We believe that any Medallion Signature Guarantee obtained in this manner is improper and invalid. Medallion Signature Guarantees are governed by the Uniform Commercial Code. Pursuant to the relevant section of the Uniform Commercial Code, any person guaranteeing a signature warrants that, at the time of signing: (1) the signature was genuine; (2) the signatory was an appropriate person to sign; and (3) the signatory had legal capacity to sign. As a result, we believe that any Medallion Signature Guarantee must be obtained in person at the time of the signing. We do not believe that a “guarantor” of a signature could warrant any of the foregoing without actually witnessing the signing and meeting the signatory.

          We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. As the Managing General Partner, it is our duty to inform you of this information. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your Units. The offer may be rescinded only by MacKenzie Patterson and only if NTS Realty has a material change during the offering period. In comparison, under SEC rules applicable to tender offers, you would be able to withdraw your Units at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if limited partners tender more Units than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that “The Units will be purchased on a first-come, first-buy basis” and that MacKenzie Patterson is willing to purchase up to approximately 2.6% of the outstanding Units. In comparison, under SEC rules applicable to tender offers, MacKenzie Patterson would be required to accept tenders on a pro rata basis.

          Importantly, please note that MacKenzie Patterson’s Assignment Form contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our partnership agreement.

Forward Looking Information

          This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to NTS Realty’s registration statement on Form S-4, as well as the annual and quarterly reports filed by NTS Realty with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin —————————————— Brian F. Lavin President of NTS Realty Capital, Inc.

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